Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Laura Graves
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 526-6521
rojenkin@cisco.com	lagraves@cisco.com

CISCO REPORTS FIRST QUARTER EARNINGS

Announces $10 Billion Increase in Stock Repurchase Program

•	Q1 Net Sales: $9.0 billion (decrease of 13% year over year)

•	Q1 Net Income: $1.8 billion GAAP; $2.1 billion non-GAAP

•	Q1 Earnings per Share: $0.30 GAAP (decrease of 19% year over year); $0.36 non-GAAP (decrease of 14% year over year)

•	Total Cash, Cash Equivalents and Investments: $35.4 billion

SAN JOSE, Calif. – November 4, 2009 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its first quarter results for the period ended October 24, 2009. Cisco reported first quarter net sales of $9.0 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.8 billion or $0.30 per share, and non-GAAP net income of $2.1 billion or $0.36 per share.

Commenting on the quarter, Chairman and Chief Executive Officer John Chambers noted, “Building off what we saw as a clear tipping point in Q4, our Q1 results continued to reflect strong sequential growth trends that meet or exceed expectations during normal economic times. We view the improving economic outlook, combined with solid execution on our growth strategy, as creating unparalleled opportunity to drive more value into the core of the network. Simply said, we believe that key market transitions across collaboration, virtualization and video will drive productivity and growth in network loads for the next decade, and are evolving even faster than expected.”

Chambers continued, “Our ability to launch four proposed acquisitions, the ecosystem-shifting coalition with EMC/VMware, and five new products and industry solutions into the Cisco pipeline in the past few months alone underscore this momentum. Our build – buy - partner innovation engine is clearly running on all cylinders, while our operational machine is pulling costs out of the business even as we scale new models for growth. Execution and results over time will demonstrate the long-term impact of this vision and strategy— but a new model of productivity based on collaboration is clearly emerging and we believe this may be the most profound opportunity for businesses in our 25 years as a company.”

GAAP Results

	Q1 2010	Q1 2009	Vs. Q1 2009
Net Sales	$9.0 billion	$10.3 billion	-12.7%
Net Income	$1.8 billion	$2.2 billion	-18.8%
Earnings per Share	$0.30	$0.37	-18.9%

Non-GAAP Results

	Q1 2010	Q1 2009	Vs. Q1 2009
Net Income	$2.1 billion	$2.5 billion	-15.3%
Earnings per Share	$0.36	$0.42	-14.3%

In October 2009, the Financial Accounting Standards Board issued new accounting guidance related to revenue recognition. Cisco elected to adopt this accounting guidance early on a prospective basis for transactions originating or materially modified in the first quarter of fiscal 2010. Net sales for the first quarter of fiscal 2010 were approximately $50 million higher than the net sales that would have been recorded under the previous accounting guidance.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss first quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://www.cisco.com/go/investors. A Q&A session with Cisco’s Chairman and CEO John Chambers and CFO Frank Calderoni will also be available at http://newsroom.cisco.com. To view a video of Cisco’s CFO discussing first quarter results, visit http://blogs.cisco.com.

Stock Repurchase Program Expanded

Cisco also announced that on November 4, 2009 its board of directors authorized up to $10 billion in additional repurchases of its common stock. Cisco’s board had previously authorized up to $62 billion in stock repurchases. There is no fixed termination date for the repurchase program. The remaining authorized amount for stock repurchases under this program, including the additional authorization, is approximately $13.1 billion.

Other Financial Highlights

•

Cash flows from operations were $1.5 billion for the first quarter of fiscal 2010, compared with $2.7 billion for the first quarter of fiscal 2009, and compared with $2.0 billion for the fourth quarter of fiscal 2009.

•	Cash and cash equivalents and investments were $35.4 billion at the end of the first quarter of fiscal 2010, compared with $35.0 billion at the end of fiscal 2009.

•

During the first quarter of fiscal 2010, Cisco repurchased 76 million shares of common stock under the stock repurchase program at an average price of $22.99 per share for an aggregate purchase price of $1.8 billion. As of October 24, 2009, Cisco had repurchased and retired 2.9 billion shares of Cisco common stock at an average price of $20.47 per share for an aggregate purchase price of approximately $58.9 billion since the inception of the stock repurchase program.

•

Days sales outstanding in accounts receivable (DSO) at the end of the first quarter of fiscal 2010 were 32 days, compared with 34 days at the end of the fourth quarter of fiscal 2009, and compared with 29 days at the end of the first quarter of fiscal 2009.

•

Inventory turns on a GAAP basis were 11.6 in the first quarter of fiscal 2010, compared with 11.7 in the fourth quarter of fiscal 2009, and compared with 11.9 in the first quarter of fiscal 2009. Non-GAAP inventory turns were 11.3 in the first quarter of fiscal 2010, compared with 11.3 in the fourth quarter of fiscal 2009, and compared with 11.6 in the first quarter of fiscal 2009.

“Cisco’s strong first quarter results represent two quarters of sequentially positive revenue growth and demonstrate our ability to execute on our innovation and operational excellence priorities,” said Frank Calderoni, Cisco chief financial officer. “We delivered earnings per share on a GAAP basis of $0.30 and non-GAAP of $0.36, which were above our expectations, driven by balance across a broad portfolio and intense focus on execution. Our results validate our strategy and portfolio approach of balancing disciplined expense management with strategic investment, to drive continued profitability through varying economic environments.”

Cisco Innovation

•

Cisco expanded its Cisco TelePresence™ portfolio with the single-screen, single-camera Cisco TelePresence System 1100 for multipurpose rooms. Service providers AT&T, BT, Orange, NTT, Tata Communications, Telefonica, Telstra and Telmex have announced commercial intercompany Cisco TelePresence service offerings.

•

Cisco announced its Borderless Networks Architecture strategy, together with announcing its new Integrated Services Router Generation 2 (ISR G2), which helps businesses and service providers simplify and scale delivery of on-demand, networked business services such as video and collaborative applications.

•

Cisco launched Cisco IronPort™ Web Usage Controls, a product designed to provide real-time content categorization to accurately identify up to 90 percent of “dark web” sites in the most egregious content categories.

•

Cisco and salesforce.com announced the Customer Interaction Cloud, a combined solution that uses a connector to integrate salesforce.com's Service Cloud 2 with Cisco® Unified Contact Center's functionality, empowering small and medium-sized companies to run their customer service function completely in the cloud.

•

Cisco announced the creation of a Smart Grid Ecosystem, with more than 25 initial partners, to facilitate the adoption of Internet Protocol (IP)-based communications standards for smart grids designed to benefit the energy industry as well as business and residential customers. Cisco also created a Smart Grid Technical Advisory Board made up of leading innovative utility and energy companies from around the world.

Select Customer Announcements

•

Tutor Perini Corporation, a leading civil and building construction company, is consolidating five data centers into one new facility which utilizes the Cisco Unified Computing System™ as its computing platform.

•	The Miami Dolphins National Football League franchise announced the deployment of Cisco TelePresence and Cisco StadiumVision™ systems to help fans "Live the Game" at Miami’s Land Shark Stadium.

•

Kenya’s Ministry of Information and Communications Technology launched the first network-enabled Pilot Pasha Centre in Kangundo with the aim of enhancing the livelihoods of local citizens and encouraging new micro-enterprises.

•

Cisco and Gale International expanded their relationship on Smart + Connected Communities under development in Korea’s Songdo International Business District, with the aim of creating a repeatable model for smart, sustainable cities of the future.

•	German electricity company Yello Strom launched an energy-saving smart grid pilot to create an intelligent energy system that communicates over an IP network.

Select Acquisitions and Investments

•	Cisco announced a definitive agreement to acquire Starent Networks, Corp., a leading supplier of IP-based mobile infrastructure solutions targeting mobile and converged carriers.

•	Cisco announced a definitive agreement for Cisco to launch a recommended voluntary cash offer to acquire TANDBERG ASA, a global leader in video communications.

Editor’s Note:

•

Q1 FY 2010 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, November 4, 2009. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, November 4, 2009 to 4:00 p.m. Pacific Time, November 11, 2009 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from November 4, 2009 through January 15, 2010 on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 4, 2009. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations Website at http://www.cisco.com/go/investors.

•	A Q&A session with Cisco’s Chairman and CEO John Chambers and CFO Frank Calderoni about Q1 FY 2010 results will be available at http://newsroom.cisco.com.

•	To view a video of Cisco’s CFO discussing Q1 FY 2010 results, visit Cisco’s blog site, The Platform, at http://blogs.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, visit http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the improving economic outlook and related opportunity, market transitions across collaboration, virtualization and video driving productivity and growth in network loads for the next decade, and the emergence of a new model of productivity based on collaboration and related business opportunity) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations during the current economic downturn; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during the current economic downturn; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors, including relating to transactions to hedge foreign currency consideration for acquisitions; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Form 10-K. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K filed on September 11, 2009, as it may be amended from time to time. Cisco’s results of operations for the three months ended October 24, 2009 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, shares used in non-GAAP net income per share calculation, and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and shares used in non-GAAP net income per share calculation, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, enhanced early retirement benefits, the income tax effects of the foregoing, significant effects of retroactive tax legislation, and significant transfer pricing adjustments related to share-based compensation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures; for example, effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises and effective beginning in fiscal 2010, Cisco no longer excludes in-process research and development as it is no longer expensed as a result of new accounting guidance. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright ©2009 Cisco Systems, Inc. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco IronPort, Cisco StadiumVision, Cisco TelePresence, Cisco Unified Computing System, and IronPort are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended
	October 24, 2009	October 25, 2008
NET SALES:

Product	$7,200	$8,635
Service	1,821	1,696

Total net sales	9,021	10,331

COST OF SALES:
Product	2,486	2,981
Service	647	669

Total cost of sales	3,133	3,650

GROSS MARGIN	5,888	6,681

OPERATING EXPENSES:
Research and development	1,224	1,406
Sales and marketing	1,995	2,283
General and administrative	440	395
Amortization of purchased intangible assets	105	112
In-process research and development	—	3

Total operating expenses	3,764	4,199

OPERATING INCOME	2,124	2,482

Interest income, net	54	195
Other income (loss), net	61	(72)

Interest and other income, net	115	123

INCOME BEFORE PROVISION FOR INCOME TAXES	2,239	2,605
Provision for income taxes	452	404

NET INCOME	$1,787	$2,201

Net income per share:
Basic	$0.31	$0.37

Diluted	$0.30	$0.37

Shares used in per-share calculation:
Basic	5,767	5,881

Diluted	5,871	5,972

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended
	October 24, 2009	October 25, 2008
GAAP net income	$1,787	$2,201
Share-based compensation expense (1)	321	304
Payroll tax on stock option exercises (2)	—	1
In-process research and development (3)	—	3
Amortization of acquisition-related intangible assets	149	166
Other acquisition-related costs (4)	4	122

Total adjustments to GAAP income before provision for income taxes	474	596

Income tax effect	(145)	(194)
Effect of retroactive tax legislation (5)	—	(106)

Total adjustments to GAAP provision for income taxes	(145)	(300)

Non-GAAP net income	$2,116	$2,497

Diluted net income per share:
GAAP	$0.30	$0.37

Non-GAAP	$0.36	$0.42

Shares used in diluted net income per share calculation:
GAAP	5,871	5,972

Non-GAAP	5,880	5,979

(1)	Share-based compensation expense for the first quarter of fiscal 2010 and fiscal 2009 includes $28 million and $22 million, respectively, of share-based compensation related to acquisitions.

(2)	Effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises for purposes of its non-GAAP financial measures.

(3)

Effective beginning in fiscal 2010, Cisco no longer excludes in-process research and development for purposes of its non-GAAP financial measures as it is no longer expensed as a result of new accounting guidance.

(4)

Other acquisition-related costs for the first quarter of fiscal 2010 includes a $42 million mark-to-market impact related to transactions to hedge a portion of the foreign currency consideration of an announced, pending business combination.

(5)

In the first quarter of fiscal 2009, the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2008. GAAP net income for the first quarter 2009 included a $106 million tax benefit related to fiscal 2008 R&D expenses. Non-GAAP net income for the first quarter of fiscal 2009 excluded the $106 million tax benefit related to fiscal 2008 R&D expenses.

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 24, 2009	July 25, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,774	$5,718
Investments	30,591	29,283
Accounts receivable, net of allowance for doubtful accounts of $216 at October 24, 2009 and July 25, 2009	3,159	3,177
Inventories	1,089	1,074
Deferred tax assets	2,205	2,320
Other current assets	2,879	2,605

Total current assets	44,697	44,177

Property and equipment, net	3,976	4,043
Goodwill	12,942	12,925
Purchased intangible assets, net	1,552	1,702
Other assets	5,513	5,281

TOTAL ASSETS	$68,680	$68,128

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$729	$675
Income taxes payable	97	166
Accrued compensation	2,263	2,535
Deferred revenue	6,397	6,438
Other current liabilities	3,676	3,841

Total current liabilities	13,162	13,655

Long-term debt	10,273	10,295
Income taxes payable	1,755	2,007
Deferred revenue	2,874	2,955
Other long-term liabilities	590	539

Total liabilities	28,654	29,451

Shareholders’ equity	40,026	38,677

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$68,680	$68,128

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 24, 2009	October 25, 2008
Cash flows from operating activities:
Net income	$1,787	$2,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other noncash items	429	393
Share-based compensation expense	321	304
Provision for doubtful accounts	4	17
Deferred income taxes	93	26
Excess tax benefits from share-based compensation	(21)	(17)
In-process research and development	—	3
Net (gains) losses on investments	(47)	70
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	38	453
Inventories	(8)	8
Lease receivables, net	(100)	(65)
Accounts payable	52	(35)
Income taxes payable	(291)	(83)
Accrued compensation	(313)	(197)
Deferred revenue	(160)	(2)
Other assets	(186)	(405)
Other liabilities	(110)	47

Net cash provided by operating activities	1,488	2,718

Cash flows from investing activities:
Purchases of investments	(9,537)	(12,461)
Proceeds from sales of investments	2,769	6,833
Proceeds from maturities of investments	5,664	3,509
Acquisition of property and equipment	(160)	(361)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(288)
Change in investments in privately held companies	(32)	(11)
Other	43	(60)

Net cash used in investing activities	(1,253)	(2,839)

Cash flows from financing activities:
Issuance of common stock	634	224
Repurchase of common stock	(1,869)	(1,002)
Excess tax benefits from share-based compensation	21	17
Other	35	(112)

Net cash used in financing activities	(1,179)	(873)

Net decrease in cash and cash equivalents	(944)	(994)
Cash and cash equivalents, beginning of period	5,718	5,191

Cash and cash equivalents, end of period	$4,774	$4,197

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	October 24, 2009	July 25, 2009
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$4,774	$5,718
Fixed income securities	29,548	28,355
Publicly traded equity securities	1,043	928

Total	$35,365	$35,001

INVENTORIES
Raw materials	$167	$165
Work in process	33	33
Finished goods:
Distributor inventory and deferred cost of sales	403	382
Manufactured finished goods	307	310

Total finished goods	710	692
Service-related spares	147	151
Demonstration systems	32	33

Total	$1,089	$1,074

PROPERTY AND EQUIPMENT, NET
Land, buildings, building improvements, and leasehold improvements	$4,501	$4,618
Computer equipment and related software	1,569	1,823
Production, engineering, and other equipment	5,273	5,075
Operating lease assets	242	227
Furniture and fixtures	471	465

	12,056	12,208
Less accumulated depreciation and amortization	(8,080)	(8,165)

Total	$3,976	$4,043

OTHER ASSETS
Deferred tax assets	$2,112	$2,122
Investments in privately held companies	728	709
Lease receivables, net (1)	1,043	966
Financed service contracts (2)	648	676
Loan receivables (3)	712	537
Other	270	271

Total	$5,513	$5,281

DEFERRED REVENUE
Service	$6,194	$6,496
Product
Unrecognized revenue on product shipments and other deferred revenue	2,551	2,490
Cash receipts related to unrecognized revenue from two-tier distributors	526	407

Total product deferred revenue	3,077	2,897

Total	$9,271	$9,393

Reported as:
Current	$6,397	$6,438
Noncurrent	2,874	2,955

Total	$9,271	$9,393

Note:

(1)	The current portion of lease receivables, net, which was $689 million and $626 million as of October 24, 2009 and July 25, 2009, respectively, is recorded in other current assets.

(2)	The current portion of financed service contracts, which was $1.0 billion and $940 million as of October 24, 2009 and July 25, 2009, respectively, is recorded in other current assets. These financed service contracts primarily relate to technical support services, and the associated revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically from one to three years.

(3)	The current portion of loan receivables, net, which was $328 million and $236 million as of October 24, 2009 and July 25, 2009, respectively, is recorded in other current assets.

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended
	October 24, 2009	October 25, 2008
Cost of sales—product	$12	$11
Cost of sales—service	33	31

Share-based compensation expense in cost of sales	45	42

Research and development	97	94
Sales and marketing	113	113
General and administrative	66	55

Share-based compensation expense in operating expenses	276	262

Total share-based compensation expense	$321	$304

The income tax benefit for share-based compensation expense was $85 million and $82 million for the first quarter of fiscal 2010 and fiscal 2009, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION

(In millions)

	Three Months Ended
	October 24, 2009	October 25, 2008
Shares used in diluted net income per share calculation—GAAP	5,871	5,972
Effect of share-based compensation expense	9	7

Shares used in diluted net income per share calculation—Non-GAAP	5,880	5,979

RECONCILIATION OF GAAP TO NON-GAAP COST OF SALES

USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	October 24, 2009	July 25, 2009	October 25, 2008
GAAP cost of sales	$3,133	$3,074	$3,650
Share-based compensation expense	(45)	(47)	(42)
Amortization of acquisition-related intangible assets	(44)	(39)	(54)
Enhanced early retirement benefits	—	(28)	—

Non-GAAP cost of sales	$3,044	$2,960	$3,554